EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:  John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc.  (517) 543-6400
or
Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Announces 2003 First-Quarter Results

CHARLOTTE, Michigan, April 24, 2003 - Spartan Motors, Inc. (Nasdaq: SPAR) today announced its results for the first quarter ended March 31, 2003, highlighted by operating improvements and positive momentum in its core markets of emergency-rescue and motorhomes.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire-truck chassis and emergency-rescue vehicles reported net earnings of $2.6 million, or $0.21 per diluted share, on sales of $60.4 million in the 2003 first quarter, compared with net earnings of $3.3 million, or $0.30 per diluted share, on sales of $66.7 million in the same period last year. The 2003 first-quarter results include an after-tax gain of $510,000, or $0.04 per diluted share, related to the Company's discontinued school bus operation.

"Overall, it was a good quarter in a difficult economic environment, as we focused on controlling what we could - expenses, quality and operating efficiency - while continuing to invest in new products, new capabilities and sales-and-marketing," said John Sztykiel, chief executive officer of Spartan Motors. "The RV market slowed from its record pace beginning in late 2002 and early 2003, but has begun to rebound slowly. We expect the motorhome market will continue to recover for the next few quarters, and then begin growing more quickly in the fourth quarter of 2003. The emergency-rescue markets continue to be solid, as municipalities upgrade their aging fire apparatus and ambulance fleets to increase their first-response capabilities. While we are seeing increased sales of our fire-truck chassis and growing orders for fire apparatus, it is imperative that we finalize the execution of three important initiatives by fall 2003 to make the most of the opportunity in the emergency-rescue market over the next few years.

"The launch of the new Gladiator Evolution fire-truck chassis, the consolidation of our fire apparatus manufacturers under the Crimson Fire brand, and the ramp up of a new Road Rescue ambulance facility in South Carolina are all critical initiatives for Spartan Motors to fulfill its stated mission: to become the most-desired brands and the lowest-total-cost producer in our market niches. We plan to complete these initiatives by the end of the third quarter and, while they will impact our profitability in the interim, they will also provide a much stronger foundation for the Company in the future."

--more--

SPARTAN MOTORS / Page 2 of 4

First-Quarter Operating Highlights
Spartan Motors said reduced operating expenses, combined with lower interest costs, helped offset the impact of lower sales versus last year's unusually strong first quarter. Consolidated sales declined 9.4 percent versus the year-ago quarter, reflecting decreased sales of motorhome chassis, fire apparatus and ambulances. The decline was offset in part by strong sales of fire-truck chassis, which grew 26.8 percent versus last year's first quarter.

The decrease in sales and changing product mix, as well as higher pricing on certain components, contributed to a lower consolidated gross margin versus last year's strong first quarter. Gross margin decreased to 15.9 percent of sales, versus 18.3 percent in the same period last year. The Company said the Gladiator chassis launch, consolidation of Crimson Fire and launching the new Road Rescue plant also put pressure on margins in the first quarter of 2003. Continued improvement in operating efficiency and lower warranty costs helped partially offset the margin pressure.

Spartan Motors said its aggressive stance on managing costs enabled it to reduce operating expenses by five percent versus last year's first quarter. Despite the reduction in operating expenses, Spartan said it continued to invest in new product development and marketing as part of its strategy to win profitable market share. Interest expense decreased 42.8 percent compared with the first quarter of 2002.

Spartan Motors Chassis
Spartan said strong sales of fire-truck chassis helped offset the decline in motorhome chassis sales during the first quarter. The Company attributed the growth in fire-truck chassis to higher sales of the Big Easy and the new Gladiator Evolution chassis. Sales of motorhome chassis decreased by $6.6 million, or 17.7 percent, versus last year's unusually strong first quarter. Despite the decline in overall motorhome revenues, Spartan said sales of its highline chassis, which feature engines with at least 400 horsepower, increased over the 2002 first quarter. The Company said order intake for motorhome chassis started slowly in 2003, but has picked up in March and April. First-quarter 2003 orders for fire-truck chassis, particularly the Evolution and Big Easy, grew over the fourth quarter and continue to move in the right direction, the Company said.

"The change in emissions standards has created a swell of activity in the fire-truck chassis business that will continue to drive production over the next few quarters," Sztykiel said. "We are also improving our efficiency in building the new Gladiator Evolution chassis, which is designed to meet the new standards and has received a solid response from fire apparatus OEMs. The Evolution will be a critical component of our fire-truck chassis business moving forward because it gives us great flexibility to work with OEMs and to compete with vertically integrated fire truck manufacturers."

The Evolution, introduced in 2002, is Spartan's first major overhaul of its custom fire-truck chassis and cab in nearly 15 years. The Evolution's design includes a composite front-end that can be custom-molded to an OEM's specifications, providing manufacturers with a one-of-a-kind look for their fire apparatus.

--more--

SPARTAN MOTORS / Page 3 of 4

Emergency Vehicle Team (EVTeam)
Spartan Motors said sales of Road Rescue ambulances and Crimson Fire apparatus decreased by 27.5 percent over the previous year's first quarter. Road Rescue's revenues were down as the unit focused on quality rather than quantity during the ramp up of its new facility in Marion, SC. Crimson Fire's revenue also decreased, reflecting softness in order level experienced last fall when the Company announced the consolidation plan. As a result of lower sales and costs associated with the facility launch and consolidation, gross margins were down versus the first quarter of last year. Operating expenses increased 5.8 percent in the EVTeam unit, due in part to increased investment in new product development.

Road Rescue and Crimson Fire introduced a half-dozen new products at the recent 2003 Fire Department Instructors Conference (FDIC) in Indianapolis. Crimson Fire debuted several new products, including a custom-built all-terrain truck for battling wildfires in the Western United States. Road Rescue unveiled several state-of-the-art ambulances, including a new unit for the city of Cambridge, Mass. that is built on a Spartan custom chassis.

"New products and improved execution will help us maximize the opportunities for Crimson and Road Rescue," Sztykiel said. "Crimson's order trend over the past 90 days has been encouraging and reflects the acceptance of the new brand by dealers and customers. The increase in orders will necessitate an increase in our production beginning late in the third quarter. Road Rescue's new Marion plant is improving operationally each day and should be at our target production rates by the end of the third quarter. The initiatives for both brands, while a cost increase in 2003, will allow us to lower our cost-per-vehicle as sales increase and our efficiency improves."

Spartan Profit and Return (SPAR)/Backlog
The Company said it used $0.9 million in cash flows from continuing operations in the first quarter, due primarily to increased inventory from the purchasing of certain chassis components during the period. On a consolidated basis, Spartan posted a return on invested capital of 13.5 percent in the 2003 first quarter. Consolidated backlog was $72.5 million as of March 31, 2003.

Sztykiel concluded: "While 2003 will be a challenge, it is similar to past challenges in the markets we know best: motorhomes and emergency-rescue. We are focused on executing more effectively in order to win market share and grow with our markets. Regardless of short-term market dynamics, we are continuing to focus on the business basics of making great products, generating cash flow and achieving a proper return on invested capital."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The company's brand names - Spartan®, Crimson Fire® and Road Rescue® - are known in their market niches for quality, value, service and being the first to market with innovative products. Spartan Motors employs more than 750 at facilities in Michigan, South Dakota, Alabama, Minnesota and South Carolina and is publicly traded on The NASDAQ Stock Market under the ticker symbol SPAR.

--more--

SPARTAN MOTORS / Page 4 of 4

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" by the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects" or "believes" that a particular result may occur, or similar statement. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

###

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	March 31, 2003 $-000	December 31, 2002 $-000

ASSETS
Current assets:
Cash and cash equivalents	$8,161	$8,082
Accounts receivable, net	27,714	28,823
Inventories	27,775	25,205
Other current assets	3,464	4,751
Current assets of discontinued operations	1,800	307
Total current assets	68,914	67,168

Property, plant and equipment, net	14,984	15,155
Goodwill, net	4,543	4,543
Other assets	1,456	1,446

Total assets	$89,897	$88,312

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,087	$15,940
Other current liabilities and accrued expenses	2,568	2,202
Accrued warranty	2,561	2,768
Taxes on income	463	1,412
Accrued vacation, compensation and related taxes	3,108	5,449
Deposits from customers	4,370	4,098
Current liabilities of discontinued operations	-	9
Total current liabilities	30,157	31,878

Long-term debt, less current portion	-	-

Shareholders' equity:
Preferred stock	-	-
Common stock	121	120
Additional paid in capital	31,481	30,776
Retained earnings	28,138	25,538
Total shareholders' equity	59,740	56,434

Total liabilities and shareholders' equity	$89,897	$88,312

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Income Statements Three Months Ended March 31, 2003 and 2002

	March 31, 2003		March 31, 2003
	$-000-%		$-000-%

Sales	60,418		66,719
Cost of Sales	50,834		54,494

Gross Profit	9,584	15.9	12,225	18.3

Operating Expenses:
Research and Development	1,749	2.9	1,928	2.9
Selling, General and Administrative	5,270	8.8	5,457	8.1
Total Operating Expenses	7,019	11.7	7,385	11.0

Operating Income	2,565	4.2	4,840	7.3

Other Income (Expense):
Interest Expense	(52)	(0.1)	(91)	(0.1)
Interest and Other Income	133	0.3	(55)	(0.2)
Total Other Income (Expense)	81	0.2	(146)	(0.3)

Earnings before Equity Investment and Taxes	2,646	4.4	4,694	7.0

Taxes	556	0.9	1,455	2.2

Net Earnings from Continuing Ops.	2,090	3.5	3,239	4.9

Discontinued Operations:
Gain (Loss) on Closure-Carpenter	510	0.8	76	0.1

Net Earnings	2,600	4.3	3,315	5.0

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.18		0.30
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.04		0.01
Basic Net Earnings per Share	0.22		0.31

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.17		0.29
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.04		0.01
Diluted Net Earnings per Share	0.21		0.30

Basic Weighted Average Common Shares Outstanding	12,086		10,881

Diluted Weighted Average Common Shares Outstanding	12,520		11,235